Exhibit 99.1

PRESS RELEASE

MEDMEN ANNOUNCES management and Board changes

BOCA RATON, Fla— (January 24, 2024) — MedMen Enterprises Inc. (“MedMen” or the “Company”) (CSE: MMEN) (OTCQX: MMNFF), a premier cannabis company today announced that Ellen Deutsch Harrison has stepped down as the Chief Executive Officer and a Board member effective January 19, 2024 and the Board has appointed Richard Ormond as Chief Restructuring Officer. Furthermore, Michael Serruya, Executive Chairman of the Board, who has served on the Board since August 2021, has stepped down from the Board effective today.

ABOUT MEDMEN:

MedMen (CSE: MMEN, OTCMKTS: MMNFF) is a premier American cannabis company dedicated to improving life with Cannabis for All. With operations across the United States in California, Nevada, Illinois, Arizona, Massachusetts, and New York, MedMen is known for its leading MedMen® and LuxLyte® brands offering cannabis in consumer-preferred product forms for medical and recreational use. MedMen produces and curates the best consumer product assortment for retail operations in its local communities, and drives consumer loyalty with service and engaging in-store experience, combined with reward, delivery, and e-commerce programs. For more information please visit www.medmen.com.

MEDIA CONTACT: La Nida Cedeno LaNida.Cedeno@medmen.com

INVESTOR CONTACT: investors@medmen.com